CARMAX REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS

Richmond, Va., April 6, 2017 – CarMax, Inc. (NYSE:KMX) today reported results for the fourth quarter and fiscal year ended February 28, 2017. Year-over-year highlights include:

▪	Net sales and operating revenues increased 9.3% to $4.05 billion in the fourth quarter. For the fiscal year, net sales and operating revenues increased 4.8% to $15.88 billion.

▪	Used unit sales in comparable stores increased 8.7% in the fourth quarter and 4.3% in the fiscal year.

▪	Total used unit sales rose 13.4% in the fourth quarter and 8.3% in the fiscal year.

▪	Total wholesale unit sales declined 1.2% in the fourth quarter and 0.7% in the fiscal year.

▪	CarMax Auto Finance (CAF) income declined 10.2% to $82.9 million in the fourth quarter. For the fiscal year, CAF income declined 5.9% to $369.0 million.

▪
In the fourth quarter, net earnings increased 8.2% to $152.6 million and net earnings per diluted share rose 14.1% to $0.81. Year-over-year comparisons were affected by a previously disclosed impairment-related charge of $5.2 million, net of tax, or $0.03 per diluted share, which reduced the prior year’s fourth quarter results.

▪	For the fiscal year, net earnings increased 0.6% to $627.0 million and net earnings per diluted share rose 7.6% to $3.26.

Fourth Quarter Business Performance Review

Sales. Total used vehicle unit sales grew 13.4% and comparable store used unit sales rose 8.7% versus the prior year’s fourth quarter. The comparable store sales performance resulted from a strong increase in conversion, together with a modest increase in store traffic. For the non-Tier 3 customer base, comparable store used unit sales rose 15.3%. We continued to experience a headwind related to our third-party Tier 3 sales mix, which declined to 9.4% of used unit sales from 14.5% in the prior year’s fourth quarter. Tier 3 sales represent those financed by our third-party finance providers to whom we pay a fee. Credit tightening by our third-party Tier 3 finance providers earlier this year, a continued reduction in credit application volume from customers at the lower end of the credit spectrum and a delay in payments of federal income tax refunds in February, all contributed to the decline in Tier 3 mix.

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Wholesale vehicle unit sales declined 1.2% versus the fourth quarter of fiscal 2016, as contributions from the growth in our store base and an improved appraisal buy rate were more than offset by a reduction in appraisal traffic. In particular, age 7-to 9-year old wholesale vehicles continued to be in shorter supply.
Other sales and revenues increased 19.2% compared with the fourth quarter of fiscal 2016, primarily reflecting improvements in extended protection plan (EPP) revenues and net third-party finance fees. EPP revenues increased 19.3%, largely due to the growth in our used unit sales and favorable adjustments to the reserve for cancellations. Net third-party finance fees improved by 44.4% as a result of the reduced proportion of our sales attributable to Tier 3 finance providers.

Gross Profit. Total gross profit increased 14.9% versus last year’s fourth quarter, to $562.2 million. Used vehicle gross profit rose 14.7%, driven by the 13.4% increase in total used unit sales. Used vehicle gross profit per unit was largely consistent at $2,134 versus $2,109 in the prior year period. Wholesale vehicle gross profit declined 7.8% versus the prior year’s quarter, reflecting the 1.2% decline in wholesale unit sales and a decrease in wholesale vehicle gross profit per unit to $938 from $1,005. Other gross profit increased 46.1%, primarily reflecting the improvement in EPP revenues and net third-party finance fees, as well as some favorable payroll-related cost experience in our service operations.

SG&A. Compared with the fourth quarter of fiscal 2016, SG&A expenses increased 15.4% to $385.4 million. Several factors contributed to the increase, including: (i) the 13% increase in our store base since the beginning of last year’s fourth quarter (representing the addition of 20 stores), (ii) an $11.6 million increase in share-based compensation expense, (iii) higher variable costs associated with our comparable store unit growth, (iv) spending related to strategic initiatives and (v) higher advertising costs. Advertising expense rose 15.7% versus the prior year’s quarter, as spending in the prior year had been shifted to earlier quarters in connection with the launch of a new advertising campaign. SG&A per used unit was $2,190 in the current quarter, up $39 year-over-year. The increase in share-based compensation expense increased SG&A per unit by $61.

CarMax Auto Finance.(1) Compared with last year’s fourth quarter, CAF income declined 10.2% to $82.9 million. The decline was primarily due to a $15.4 million increase in the provision for loan losses, which resulted from both higher loss experience in recent quarters and the growth in managed receivables, as well as an update in our assumptions for determining the loan loss allowance. Average managed receivables grew 11.5% to $10.54 billion. The total interest margin, which reflects the spread between interest and fees charged to consumers and our funding costs, declined to 5.7% of average managed receivables from 5.9% in last year’s fourth quarter. The allowance for loan losses as a percentage of ending managed receivables was 1.16% as of February 28, 2017, compared with 0.99% as of February 29, 2016, and 1.10% as of November 30, 2016.

Interest Expense. Interest expense rose to $16.4 million in the fourth quarter of fiscal 2017 from $11.8 million in the prior year’s quarter. The increase reflected planned higher average outstanding debt levels in fiscal 2017 as part of our capital structure strategy, as well as growth in our finance and capital lease obligations.

Store Openings. During the fourth quarter of fiscal 2017, we opened four stores, including two stores in new markets (Mobile, Alabama, and Albany, New York) and two stores in Los Angeles, California. In total, we opened 15 stores during fiscal 2017, bringing our used car store count to 173 as of February 28, 2017.

(1)	Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.

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Share Repurchase Activity. During the fourth quarter of fiscal 2017, we repurchased 1.5 million shares of common stock for $101.1 million pursuant to our share repurchase program. For the fiscal year, we repurchased 10.3 million shares at a cost of $557.7 million. As of February 28, 2017, we had $1.59 billion remaining available for repurchase under the program.

Fiscal 2018 Capital Spending Plan

We currently plan to open 15 stores in fiscal 2018 and between 13 and 16 stores in fiscal 2019. Of the 15 stores we plan to open in fiscal 2018, 6 are in metropolitan statistical areas having populations of 600,000 or less, which we now define as small markets. We estimate capital expenditures will total approximately $325 million in fiscal 2018. Compared with fiscal 2017, the decrease in planned capital spending primarily reflects reduced spending on construction and land acquisitions resulting from changes in the mix of markets in which stores are being built.

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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended February 28 or 29			Years Ended February 28 or 29
(In millions)	2017	2016	Change	2017	2016	Change
Used vehicle sales	$3,450.3	$3,087.6	11.7%	$13,270.7	$12,439.4	6.7%
Wholesale vehicle sales	465.9	506.1	(7.9)%	2,082.5	2,188.3	(4.8)%
Other sales and revenues:
Extended protection plan revenues	84.0	70.4	19.3%	305.5	267.8	14.1%
Third-party finance fees, net	(9.1)	(16.4)	44.4%	(38.4)	(61.5)	37.6%
Other	58.9	58.1	1.2%	254.9	315.7	(19.3)%
Total other sales and revenues	133.8	112.1	19.2%	522.0	522.0	0.0%
Total net sales and operating revenues	$4,050.0	$3,705.8	9.3%	$15,875.1	$15,149.7	4.8%

Unit Sales

	Three Months Ended February 28 or 29			Years Ended February 28 or 29
	2017	2016	Change	2017	2016	Change
Used vehicles	176,017	155,237	13.4%	671,294	619,936	8.3%
Wholesale vehicles	91,143	92,219	(1.2)%	391,686	394,437	(0.7)%

Average Selling Prices

	Three Months Ended February 28 or 29			Years Ended February 28 or 29
	2017	2016	Change	2017	2016	Change
Used vehicles	$19,435	$19,758	(1.6)%	$19,586	$19,917	(1.7)%
Wholesale vehicles	$4,910	$5,267	(6.8)%	$5,106	$5,327	(4.1)%

Vehicle Sales Changes

	Three Months Ended February 28 or 29		Years Ended February 28 or 29
	2017	2016	2017	2016
Used vehicle units	13.4%	4.0%	8.3%	6.5%
Used vehicle revenues	11.7%	6.5%	6.7%	6.6%

Wholesale vehicle units	(1.2)%	2.3%	(0.7)%	4.9%
Wholesale vehicle revenues	(7.9)%	2.9%	(4.8)%	6.8%

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Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended February 28 or 29		Years Ended February 28 or 29
	2017	2016	2017	2016
Used vehicle units	8.7%	0.7%	4.3%	2.4%
Used vehicle revenues	7.1%	3.0%	2.7%	2.5%

(1)
Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended February 28 or 29		Years Ended February 28 or 29
	2017	2016	2017	2016
CAF (2)	48.4%	47.2%	49.5%	47.8%
Tier 2 (3)	18.2%	17.9%	17.8%	18.1%
Tier 3 (4)	9.4%	14.5%	9.8%	13.8%
Other (5)	24.0%	20.4%	22.9%	20.3%
Total	100.0%	100.0%	100.0%	100.0%

(1)	Calculated as used vehicle units financed for each respective channel as a percentage of total used units sold.

(2)	Includes CAF's Tier 3 loan originations, which represent less than 1% of total used units sold.

(3)	Third-party finance providers who generally pay us a fee or to whom no fee is paid.

(4)	Third-party finance providers to whom we pay a fee.

(5)	Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended February 28 or 29				Years Ended February 28 or 29
(In millions)	2017	% (1)	2016	% (1)	2017	% (1)	2016	% (1)
Net sales and operating revenues	$4,050.0	100.0	$3,705.8	100.0	$15,875.1	100.0	$15,149.7	100.0
Gross profit	$562.2	13.9	$489.3	13.2	$2,183.3	13.8	$2,018.8	13.3
CarMax Auto Finance income	$82.9	2.0	$92.3	2.5	$369.0	2.3	$392.0	2.6
Selling, general, and administrative expenses	$385.4	9.5	$333.9	9.0	$1,488.5	9.4	$1,351.9	8.9
Interest expense	$16.4	0.4	$11.8	0.3	$56.4	0.4	$36.4	0.2
Earnings before income taxes	$242.3	6.0	$226.2	6.1	$1,006.4	6.3	$1,009.9	6.7
Net earnings	$152.6	3.8	$141.0	3.8	$627.0	3.9	$623.4	4.1

(1)	Calculated as a percentage of net sales and operating revenues.

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Gross Profit

	Three Months Ended February 28 or 29			Years Ended February 28 or 29
(In millions)	2017	2016	Change	2017	2016	Change
Used vehicle gross profit	$375.6	$327.4	14.7%	$1,451.7	$1,338.6	8.4%
Wholesale vehicle gross profit	85.5	92.7	(7.8)%	362.6	388.1	(6.6)%
Other gross profit	101.1	69.2	46.1%	369.0	292.1	26.3%
Total	$562.2	$489.3	14.9%	$2,183.3	$2,018.8	8.2%

Gross Profit per Unit

	Three Months Ended February 28 or 29				Years Ended February 28 or 29
	2017		2016		2017		2016
	$ per unit(1)	%(2)	$ per unit(1)	%(2)	$ per unit(1)	%(2)	$ per unit(1)	%(2)
Used vehicle gross profit	$2,134	10.9	$2,109	10.6	$2,163	10.9	$2,159	10.8
Wholesale vehicle gross profit	$938	18.4	$1,005	18.3	$926	17.4	$984	17.7
Other gross profit	$574	75.6	$446	61.7	$550	70.7	$471	55.9
Total gross profit	$3,194	13.9	$3,152	13.2	$3,252	13.8	$3,256	13.3

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total used units sold.

(2)	Calculated as a percentage of its respective sales or revenue.

SG&A Expenses

	Three Months Ended February 28 or 29			Years Ended February 28 or 29
(In millions)	2017	2016	Change	2017	2016	Change
Compensation and benefits (1)	$205.9	$178.5	15.3%	$803.9	$737.6	9.0%
Store occupancy costs	78.2	71.6	9.2%	300.8	275.6	9.1%
Advertising expense	40.1	34.7	15.7%	144.2	140.6	2.6%
Other overhead costs (2)	61.2	49.1	24.8%	239.6	198.1	20.9%
Total SG&A expenses	$385.4	$333.9	15.4%	$1,488.5	$1,351.9	10.1%
SG&A per used unit	$2,190	$2,151	$39	$2,217	$2,181	$36

(1)	Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.

(2)	Includes IT expenses, preopening and relocation costs, insurance, travel, non-CAF bad debt, charitable contributions and other administrative expenses.

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Components of CAF Income and Other CAF Information

	Three Months Ended February 28 or 29				Years Ended February 28 or 29
(In millions)	2017	% (1)	2016	% (1)	2017	% (1)	2016	% (1)
Interest margin:
Interest and fee income	$195.0	7.4	$175.9	7.4	$762.0	7.5	$682.9	7.5
Interest expense	(46.1)	(1.7)	(35.8)	(1.5)	(171.4)	(1.7)	(127.7)	(1.4)
Total interest margin	148.9	5.7	140.1	5.9	590.6	5.8	555.2	6.1
Provision for loan losses	(46.4)	(1.8)	(31.0)	(1.3)	(150.6)	(1.5)	(101.2)	(1.1)
Total interest margin after
provision for loan losses	102.5	3.9	109.1	4.6	440.0	4.3	454.0	5.0

Total other expense	—	—	—	—	—	—	(0.4)	—

Total direct expenses	(19.6)	(0.7)	(16.8)	(0.7)	(71.0)	(0.7)	(61.6)	(0.7)
CarMax Auto Finance income	$82.9	3.1	$92.3	3.9	$369.0	3.6	$392.0	4.3

Total average managed receivables	$10,540.7		$9,451.8		$10,158.3		$9,092.9
Net loans originated	$1,425.6		$1,258.9		$5,643.3		$5,171.0
Net CAF penetration rate	42.9%		41.9%		44.2%		42.8%
Weighted average contract rate	7.4%		7.5%		7.4%		7.3%

Ending allowance for loan losses	$123.6		$94.9		$123.6		$94.9

Warehouse facility information:
Ending funded receivables	$1,624.0		$1,399.0		$1,624.0		$1,399.0
Ending unused capacity	$1,176.0		$1,101.0		$1,176.0		$1,101.0

(1)	Percentage of total average managed receivables (quarterly amounts are annualized).

Earnings Highlights

	Three Months Ended February 28 or 29			Years Ended February 28 or 29
(In millions except per share data)	2017	2016	Change	2017	2016	Change
Net earnings	$152.6	$141.0	8.2%	$627.0	$623.4	0.6%
Diluted weighted average shares outstanding	189.1	197.4	(4.2)%	192.2	205.5	(6.5)%
Net earnings per diluted share	$0.81	$0.71	14.1%	$3.26	$3.03	7.6%

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Planned Store Openings

We currently plan to open the following stores within 12 months from February 28, 2017. We will be entering five new television markets and expanding our presence in seven existing television markets.

Location	Television Market	Metropolitan Statistical Area	Planned Opening Date
Puyallup, Washington (1)	Seattle/Tacoma	Seattle/Tacoma	Q1 Fiscal 2018
Lynnwood, Washington (1)	Seattle/Tacoma	Seattle/Tacoma	Q1 Fiscal 2018
Pensacola, Florida	Mobile/Pensacola	Pensacola	Q1 Fiscal 2018
Waterbury, Connecticut	Hartford/New Haven	New Haven	Q2 Fiscal 2018
San Jose, California	San Francisco/Oakland/San Jose	San Jose	Q2 Fiscal 2018
Salisbury, Maryland	Salisbury	Salisbury	Q2 Fiscal 2018
Langhorne, Pennsylvania	Philadelphia	Philadelphia	Q3 Fiscal 2018
Tyler, Texas	Tyler/Longview	Tyler	Q3 Fiscal 2018
Las Vegas, Nevada	Las Vegas	Las Vegas	Q3 Fiscal 2018
Colma, California	San Francisco/Oakland/San Jose	San Francisco/Oakland	Q3 Fiscal 2018
Renton, Washington	Seattle/Tacoma	Seattle/Tacoma	Q3 Fiscal 2018
Myrtle Beach, South Carolina	Myrtle Beach/Florence	Myrtle Beach	Q4 Fiscal 2018
South Portland, Maine	Portland/Auburn	Portland	Q4 Fiscal 2018
Manchester, New Hampshire	Boston	Manchester	Q4 Fiscal 2018
Golden, Colorado	Denver	Denver/Aurora	Q4 Fiscal 2018

(1)	Store opened in March 2017.

Normal construction, permitting or other scheduling delays could shift the opening dates of any of these stores into a later period.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, April 6, 2017. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 73770785. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A webcast replay of the call will be available at investors.carmax.com through June 20, 2017. A telephone replay also will be available through April 13, 2017, and may be accessed by dialing 1-855-859-2056 (international callers dial 1-404-537-3406). The conference I.D. for both domestic and international callers is 73770785.
First Quarter Fiscal 2018 Earnings Release Date

We currently plan to release results for the first quarter ending May 31, 2017, on Wednesday, June 21, 2017, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in June 2017.

About CarMax

CarMax is the nation’s largest retailer of used cars and operates 173 stores in 39 states nationwide. CarMax revolutionized the auto industry by delivering the honest, transparent and high-integrity car buying experience customers want and deserve. For more than 20 years, CarMax has made car buying more ethical, fair and stress-

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free by offering a no-haggle, no-hassle experience and an incredible selection of vehicles. CarMax makes selling your car easy too, by offering no-obligation appraisals good for seven days. At CarMax, we’ll buy your car even if you don’t buy ours®. CarMax has more than 24,000 associates nationwide and for 13 consecutive years has been named as one of the Fortune 100 Best Companies to Work For®. During the twelve months ended February 28, 2017, the company retailed 671,294 used vehicles and sold 391,686 wholesale vehicles at its in-store auctions. For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins, expenses, capital expenditures, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•	Changes in the competitive landscape and/or our failure to successfully adjust to such changes.

•	Events that damage our reputation or harm the perception of the quality of our brand.

•	Changes in general or regional U.S. economic conditions.

•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.

•	Changes in consumer credit availability provided by our third-party financing providers.

•	Changes in the availability of extended protection plan products from third-party providers.

•	Our inability to recruit, develop and retain associates and maintain positive associate relations.

•	The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.

•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer or associate information.

•	Significant changes in prices of new and used vehicles.

•	A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.

•	Factors related to the regulatory and legislative environment in which we operate.

•	Factors related to geographic growth, including the inability to acquire or lease suitable real estate at favorable terms or to effectively manage our growth.

•	The failure of key information systems.

•	The effect of various litigation matters.

•	Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.

•
The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	Factors related to seasonal fluctuations in our business.

•	The occurrence of severe weather events.

•	Factors related to the geographic concentration of our stores.

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For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 29, 2016, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4391. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
Contacts:

Investors:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

Media:
pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended February 28 or 29				Years Ended February 28 or 29
(In thousands except per share data)	2017	% (1)	2016	% (1)	2017	% (1)	2016	% (1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$3,450,261	85.2	$3,087,560	83.3	$13,270,662	83.6	$12,439,401	82.1
Wholesale vehicle sales	465,936	11.5	506,072	13.7	2,082,464	13.1	2,188,267	14.4
Other sales and revenues	133,763	3.3	112,173	3.0	521,992	3.3	522,007	3.4
NET SALES AND OPERATING REVENUES	4,049,960	100.0	3,705,805	100.0	15,875,118	100.0	15,149,675	100.0
Cost of sales	3,487,800	86.1	3,216,540	86.8	13,691,824	86.2	13,130,915	86.7
GROSS PROFIT	562,160	13.9	489,265	13.2	2,183,294	13.8	2,018,760	13.3
CARMAX AUTO FINANCE INCOME	82,898	2.0	92,333	2.5	368,984	2.3	392,036	2.6
Selling, general and administrative expenses	385,413	9.5	333,860	9.0	1,488,504	9.4	1,351,935	8.9
Interest expense	16,353	0.4	11,784	0.3	56,416	0.4	36,358	0.2
Other expense	977	—	9,768	0.3	953	—	12,559	0.1
Earnings before income taxes	242,315	6.0	226,186	6.1	1,006,405	6.3	1,009,944	6.7
Income tax provision	89,712	2.2	85,159	2.3	379,435	2.4	386,516	2.6
NET EARNINGS	$152,603	3.8	$141,027	3.8	$626,970	3.9	$623,428	4.1
WEIGHTED AVERAGE COMMON SHARES:
Basic	187,020		195,764		190,343		203,275
Diluted	189,082		197,383		192,215		205,540
NET EARNINGS PER SHARE:
Basic	$0.82		$0.72		$3.29		$3.07
Diluted	$0.81		$0.71		$3.26		$3.03

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	February 28	February 29
(In thousands except share data)	2017	2016 (1)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,416	$37,394
Restricted cash from collections on auto loan receivables	380,353	343,829
Accounts receivable, net	152,388	132,171
Inventory	2,260,563	1,932,029
Other current assets	41,910	26,358
TOTAL CURRENT ASSETS	2,873,630	2,471,781
Auto loan receivables, net	10,596,076	9,536,892
Property and equipment, net	2,518,393	2,161,698
Deferred income taxes	150,962	161,862
Other assets	140,295	127,678
TOTAL ASSETS	$16,279,356	$14,459,911

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$494,989	$441,746
Accrued expenses and other current liabilities	266,128	245,909
Accrued income taxes	1,404	2,029
Short-term debt	62	428
Current portion of finance and capital lease obligations	9,491	14,331
Current portion of non-recourse notes payable	333,713	300,750
TOTAL CURRENT LIABILITIES	1,105,787	1,005,193
Long-term debt, excluding current portion	952,562	713,910
Finance and capital lease obligations, excluding current portion	486,645	400,323
Non-recourse notes payable, excluding current portion	10,387,231	9,206,425
Other liabilities	238,551	229,274
TOTAL LIABILITIES	13,170,776	11,555,125

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 186,548,602 and 194,712,234 shares issued and outstanding as of February 28, 2017 and February 29, 2016, respectively	93,274	97,356
Capital in excess of par value	1,188,578	1,130,822
Accumulated other comprehensive loss	(56,555)	(70,196)
Retained earnings	1,883,283	1,746,804
TOTAL SHAREHOLDERS’ EQUITY	3,108,580	2,904,786
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$16,279,356	$14,459,911

(1)
In connection with our adoption of Financial Accounting Standards Board (“FASB”) ASU 2015-3 during the first quarter of fiscal 2017, debt issuance costs, with the exception of those related to our revolving credit facility, have been reclassified from other assets to a reduction of the carrying amount of the related debt liability. Prior year amounts have been reclassified to conform to the current period’s presentation.

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years Ended February 28 or 29
(In thousands)	2017	2016
OPERATING ACTIVITIES:
Net earnings	$626,970	$623,428
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	168,875	137,360
Share-based compensation expense	91,595	51,077
Provision for loan losses	150,598	101,199
Provision for cancellation reserves	64,120	77,118
Deferred income tax provision	2,324	17,237
Other	4,169	13,136
Net (increase) decrease in:
Accounts receivable, net	(20,217)	5,519
Inventory	(328,534)	154,845
Other current assets	(2,781)	15,229
Auto loan receivables, net	(1,209,782)	(1,202,587)
Other assets	143	(160)
Net increase (decrease) in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	61,752	(55,187)
Other liabilities	(77,370)	(87,107)
NET CASH USED IN OPERATING ACTIVITIES	(468,138)	(148,893)
INVESTING ACTIVITIES:
Capital expenditures	(418,144)	(315,584)
Proceeds from sales of assets	1,229	1,542
Increase in restricted cash from collections on auto loan receivables	(36,524)	(49,707)
Increase in restricted cash in reserve accounts	(17,390)	(12,264)
Release of restricted cash from reserve accounts	11,250	8,357
Purchases of money market securities, net	(2,950)	(6,168)
Purchases of trading securities	(3,774)	(5,295)
Sales of trading securities	730	324
NET CASH USED IN INVESTING ACTIVITIES	(465,573)	(378,795)
FINANCING ACTIVITIES:
Decrease in short-term debt, net	(366)	(357)
Proceeds from issuances of long-term debt	2,974,600	2,057,100
Payments on long-term debt	(2,734,600)	(1,652,100)
Cash paid for debt issuance costs	(17,118)	(3,104)
Payments on finance and capital lease obligations	(10,817)	(16,417)
Issuances of non-recourse notes payable	9,610,035	9,553,805
Payments on non-recourse notes payable	(8,395,360)	(8,496,684)
Repurchase and retirement of common stock	(564,337)	(983,941)
Equity issuances	59,869	47,038
Excess tax benefits from share-based payment arrangements	12,827	32,136
NET CASH PROVIDED BY FINANCING ACTIVITIES	934,733	537,476
Increase in cash and cash equivalents	1,022	9,788
Cash and cash equivalents at beginning of year	37,394	27,606
CASH AND CASH EQUIVALENTS AT END OF YEAR	$38,416	$37,394

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